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                                                                      EXHIBIT 99


NEWSrelease
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[Logo]   AMERICAN RE
         American Re Plaza 555 College Road East
         Princeton, NJ 08543-5241


From Immediate Release                      Contact:    Thomas H. Walker, Jr.
July 7, 1997                                                    (609) 243-4679




            AMERICAN RE AND MUNICH RE COMPLETE MERGER OF MUNICH RE'S U.S.
                    OPERATIONS INTO AMERICAN RE-INSURANCE COMPANY


PRINCETON, NJ -- American Re Corporation ("American Re") and Munich Reinsurance Company of Munich, Germany ("Munich Re") reported today that they have completed the merger of Munich American Reinsurance Company ("MARC") and Munich Re's existing U.S. branch into American Re-Insurance Company, the principal reinsurance subsidiary of American Re. As a result of these transactions, American Re-Insurance Company had statutory admitted assets of nearly $9 billion and statutory surplus of more than $2 billion on a "pro forma" combined basis as of March 31, 1997, and in 1996 had more than $3 billion in statutory gross written premiums.

Edward J. Noonan, President and Chief Executive Officer of American Re, said, "Since January, we have been coordinating the operations of American Re, MARC and Munich Re's U.S. branch, providing clients of each unit with essentially the same access to the combined product and service capabilities of the Munich Re Group. The transactions announced today simplify the legal structure supporting what is now a single, unified U.S. operation and provide all of our clients the combined financial resources of a single legal entity, American Re-Insurance Company, which carries the highest claims-paying ability and financial strength ratings available from Standard & Poor's and Moody's, respectively."

Dr. Hans-Jurgen Schinzler, Chairman of the Board of Management of Munich Re, added, "We are happy that the exceptional efforts of all involved over the past seven months in integrating American Re, MARC and Munich Re's U.S. branch operationally and legally have been concluded so

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successfully.  We look forward to an even stronger American Re's continuing leadership in the U.S. reinsurance market."

Prior to the merger, MARC was owned 50% by Munich Re and 50% by other stockholders. As a result of the merger, the interests of such other stockholders have been converted into ownership of a minority interest in American Re, collectively representing less than 9% of American Re's outstanding common stock. Munich Re continues to own more than 91% of the common stock of American Re.

American Re is a direct writer of treaty and facultative reinsurance and provider of related services. Based in Princeton, New Jersey, it is the second largest writer of property-casualty reinsurance in the United States, and is a member of the Munich Re Group. The Munich Re Group is the leading reinsurance group in the world. It is headed by Munich Reinsurance Company of Munich, Germany, and includes reinsurance subsidiaries, branches, service companies and liaison offices in more than 60 locations worldwide, serving insurers in more than 150 countries.


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